Exhibit 99.1

For Immediate Release

Contact: Jane M. Forbes

770-829-8234 Voice

770-829-8267 Fax

investor.relations@globalpay.com

Global Payments Reports First Quarter Earnings

ATLANTA, September 22, 2005 — Global Payments Inc. (NYSE: GPN) today announced results for the first quarter ended August 31, 2005. For the first quarter, revenue grew 17 percent to $224.5 million compared to $192.6 million in the prior year. Excluding restructuring charges in the current quarter, net income grew 29 percent to $31.3 million compared to $24.2 million in the prior year quarter, and diluted earnings per share grew 24 percent to $0.77 compared to $0.62 in the prior year quarter.

In accordance with GAAP, current period net income and diluted earnings per share include restructuring charges (see attached reconciliation schedule) of $0.9 million ($0.6 million, net of tax) primarily relating to employee termination benefits. First quarter GAAP net income and diluted earnings per share were $30.7 million and $0.76, respectively. These charges relate to the planned consolidation of an operating center, which was announced during fiscal 2005. The company expects to incur additional restructuring charges of approximately $2 million during fiscal 2006 related to the completion of this plan.

Comments and Outlook

Chairman, President and CEO, Paul R. Garcia, stated, “We are very excited about our recently announced Asia-Pacific joint venture with HSBC and look forward to capitalizing on the future growth opportunities of this region. We are also very pleased to begin our new fiscal year with strong first quarter financial results. Our robust growth this quarter was driven by our North American direct merchant channels, primarily due to re-pricing initiatives in Canada, ISO growth in the U.S., and a favorable Canadian currency exchange rate. In addition, we are delighted with the performance of our consumer money transfer channel and our Central and Eastern European operations, as they continue to achieve solid revenue growth. Based on our results, we are raising our fiscal 2006 annual revenue guidance to a range of $855 million to $883 million, or 9% to 13% growth versus $784 million in fiscal 2005. We are also raising our

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GPN Reports First Quarter Earnings

September 22, 2005

fiscal 2006 annual diluted earnings per share guidance to a range of $2.74 to $2.86 for growth of 15% to 20% versus $2.39 in fiscal 2005, excluding restructuring and other items ($2.33 in fiscal 2005 on a GAAP basis).” 1

Conference Call

Global Payments will hold a conference call on September 23, 2005 at 10:30 a.m. ET to discuss financial results and business highlights. The conference call may be accessed by calling 1-888-791-2132 (U.S.) or 1-517-623-4000 (internationally) and using a pass code of “GPN” for both numbers, or via Web cast at www.globalpaymentsinc.com. A replay of the call will be available on the Global Payments Web site through October 7, 2005.

Global Payments Inc. (NYSE:GPN) is a leading provider of electronic transaction processing services for consumers, merchants, Independent Sales Organizations (ISOs), financial institutions, government agencies and multi-national corporations located throughout the United States, Canada, Latin America and Europe. Global Payments offers a comprehensive line of processing solutions for credit and debit cards, business-to-business purchasing cards, gift cards, electronic check conversion and check guarantee, verification and recovery including electronic check services, as well as terminal management. The company also provides consumer money transfer services from the U.S. and Europe to destinations in Latin America, Morocco and the Philippines. For more information about the company and its services, visit www.globalpaymentsinc.com.

[1]	The fiscal 2005 diluted earnings per share of $2.33 on a GAAP basis reflects restructuring and other items of $2.4 million, net of tax, or $0.06 diluted earnings per share.

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This announcement and comments made by Global Payments’ management during the conference call may contain forward-looking statements pursuant to the “safe-harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward looking statements involve risks and uncertainties such as product demand, market and customer acceptance, the effect of economic conditions, competition, pricing, development difficulties, foreign currency risks, costs of capital, continued certification by credit card associations, the ability to consummate and integrate acquisitions, and other risks detailed in the company’s SEC filings, including the most recently filed Form 10-Q or Form 10-K, as applicable. The company undertakes no obligation to revise any of these statements to reflect future circumstances or the occurrence of unanticipated events.